Exhibit 10.1

Consultancy Services Agreement

between

Neurobiological Technologies, Inc., 115 River Road (Suite 171), Edgewater, NJ 07020

(hereinafter referred to as “NTI”)

and

“S&P” Pharmatest Management GmbH, Hasenheide 54, D-10967 Berlin

(hereinafter referred to as “S&P”)

CONTENT

Concerning the Conduct of Clinical Studies

(hereinafter referred to as “Agreement”)

between

Neurobiological Technologies, Inc., 2000 Powell Street, Suite 800, Emeryville, California 94608

and, at

115 River Road (Suite 171), Edgewater, NJ 07020

(hereinafter referred to as “NTI”)

and

“S&P” Pharmatest Management GmbH, Hasenheide 54, D-10967 Berlin

(hereinafter referred to as “S&P”)

(NTI and S&P hereinafter together referred to as the “Parties” and individually as a “Party”)

Introduction

Whereas, NTI is engaged in the research, development, manufacture and future marketing of pharmaceutical products;

Whereas, S&P is active in the business of Consultancy Services in clinical trials management, in particular in designing, setting up, Projects management, site management, and monitoring relating to clinical trials; Whereas, NTI wishes to retain S&P to conduct certain Consultancy Services on product development activities under

Protocol Number: NTI-ASP-0502:

Study of Acute Viprinex™ for Emergency Stroke:

A Randomized, Double-Blind, Placebo-Controlled Study of Ancrod (Viprinex™) in Subjects Beginning

Treatment within 6 Hours of the Onset of Acute, Ischemic Stroke;

and

Protocol Number: NTI-ASP-0503:

ASP-II (Ancrod in Stroke Program-ll): A Randomized, Double-Blind, Placebo-Controlled Study of Ancrod

(Viprinex™) in Subjects Beginning Treatment within 6 Hours of the Onset of Acute, Ischemic Stroke

(Protocol Number: NTI-ASP-0502 and Protocol Number: NTI-ASP-0503 hereinafter together referred to as the “Projects” or “Studies” and individually as a “Project” or “Study”).

Nature of Relationship

S&P agrees that, in its relationship with NTI hereunder, it is acting in the capacity of an independent consultant company and that it has authority based on Power of Attorney dated 14th of December 2005 to act on behalf and as a legally empowered representative of NTI to perform the Studies as an independent consultant. S&P shall have complete and exclusive control over its own employees and/or S&P Agents. Management direction of the Studies shall be exclusively by NTI.

Now, therefore the Parties hereto agree as follows:

§ 1

Object, Scope

(1)	NTI retains S&P to consult and conduct their consultancy services on the above mentioned Studies in Europe, in the territories of Czech Republic, Poland, Netherlands, Germany, Austria, Belgium, Italy, Switzerland, the UK, Scotland, Russia and such other countries in Europe as may later be decided in writing between NTI and S&P (hereinafter referred to as “Consultancy Services”). “S&P” shall assist NTI in the conduct of the Study/ies pursuant to this Agreement and attached hereto as Appendix A and made a part hereof (the “Consultancy Services”).

(2)	Notwithstanding that the outcome of the Projects, in particular its future industrial exploitation, is uncertain, “S&P” shall be fully and solely responsible for the conduct of the Projects assigned to S&P, and the various activities set forth in this Agreement and its Appendices.

(3)	NTI may at any time amend the Projects by giving written notice to S&P, provided, however, that such amendment does not increase the scope of duties or services to be performed by S&P in connection with the Projects. If an amendment increases the scope of the duties or services to be performed by S&P in connection with the Projects, the Parties shall negotiate in good faith an amendment regarding reimbursement.

(4)	S&P will perform the Consultancy Services and the Study/ies in accordance with the Appendixes A, B, & C, current Good Clinical Practices, the final Protocols (Final Protocol NTI-ASP-0502, as dated 02 June 2005, Amendment 1/ 03 October 2005 and Final Protocol NTI-ASP-0503, as dated 07 November 2005), and all applicable and relevant S&P and/or NTI-provided SOPs. S&P agrees to use its best efforts to cooperate and work with other vendors contracted by NTI involved in the Studies.

§ 2

Obligations of S&P

(1)	S&P shall conduct the Projects as an independent Consultancy Services Contractor, subject to NTI management. S&P shall be fully and solely responsible for organizing the workload and the tasks for Studies according to the Appendices A, B, & C and within the agreed budget (see attached hereto as Appendix A).

(2)	The Studies will be facilitated by S&P through the use of the Institutions and the medical doctors designated by the Institution to conduct the Study/ies at Institution (each, an “Investigator”). Prior to the initiation of any on-site Study/ies-related activities, NTI shall approve each Institution and Investigator. NTI reserves the right to designate certain Institutions and/or Investigators to be enrolled in the Study/ies. If S&P has incurred past negative experiences with any such institution or investigator, S&P will bring this to the attention of NTI for final disposition.

(3)	S&P shall negotiate the clinical trial agreement with each Institution and Investigator. Such clinical trial agreements shall be consistent with the terms of this Agreement in all respects. The template clinical trial agreement will be provided by NTI for each applicable jurisdiction and all changes to the template clinical trial agreement requested by each Institution or Investigator must be approved by NTI prior to finalizing the clinical trial agreement for such Institution and Investigator. Clinical trial agreements shall not be executed by Institutions or Investigators until they have been fully approved by NTI.

(4)	In the conduct of the Projects, S&P shall observe and comply with the guidelines of ICH (International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use).

(5)	S&P shall have full responsibility for compliance with all local laws and regulations affecting any duties and obligations delegated to S&P under this Agreement.

(6)	S&P shall inform without undue delay NTI concerning any extraordinary development.

(7)	S&P shall notify NTI immediately upon being notified or becoming aware of any planned, scheduled, or ongoing FDA or other applicable governmental authorities and regulatory agencies audit and/or inspection of any Institution, S&P, and/or S&P Agents.

§ 3

Obligations of NTI

(1)	NTI will provide to S&P all relevant documents and materials for study conduct, including but not limited to the Study/ies medication / pharmaceutical products for testing, as well as the Study/ies protocols, the investigator brochure, etc. related to the Projects. If NTI wishes S&P to work according to certain relevant NTI or SCIREX SOPs, NTI has to provide the corresponding SOPs to S&P in time. NTI shall deliver all relevant and requested documents in time, in order to support fast submission process.

(2)	NTI will assure that the Study Drug and comparative agent(s), if applicable, and placebo(s), if applicable, are provided on a timely basis and at no charge to selected institutions and to S&P and in amounts NTI deems adequate to accommodate the patient treatment period as specified in the Protocol.

(3)	NTI shall be responsible for the quality of the Study Drug and the completeness of NTI’s documents required for the submission file (e.g. IMPD). NTI and S&P are jointly responsible for responding to all requests and demands of regulatory authorities in time, after receipt of these requests and demands directly from the regulatory authorities or through S&P.

(4)	NTI shall be solely and fully responsible for properly insuring the trial patients according to applicable international, federal and local regulations, upon which regulations NTI will rely upon the advice of S&P, and NTI shall bear the costs relating to such insurance.

(5)

NTI is responsible to indemnify, defend, and hold harmless S&P, its affiliates, and their respective officers, directors, and employees from and against any loss, including but not limited to attorney’s fees, cost of suit, judgments and settlements arising from a claim made against an S&P Indemnitee by an independent third party, to the extent that such Loss (i) is a direct result of administration of the Study/ies Drug or (ii) directly arises out of the activities or procedures required to be carried out in this Study/ies or Protocols; except to the extent that such Loss results from (a) severe negligence of S&P Indemnitee or S&P Agents or any severe and relevant violation by S&P Indemnitee of this Agreement (b) the willful malfeasance or nonfeasance by S&P Indemnitee, (c) any relevant violation by S&P Indemnitee of any relevant applicable federal law(s) or reguiation(s). As a condition precedent to indemnification hereunder, S&P Indemnitee agrees to notify NTI in writing within thirty (30) days of S&P Indemnitee becoming aware of any claim threatened, asserted, made, brought, or instituted against it that could or may result in a Loss. Whenever the S&P Indemnitee has information from which it may reasonably conclude that an incident of bodily injury, sickness, disease, or death has occurred (an “Incident”) to a Study/ies Subject during the Study/ies, S&P Indemnitee shall immediately notify NTI of all pertinent data surrounding such Incident. S&P Indemnitee shall cooperate fully in assisting NTI with respect to gathering information concerning the time, place, and circumstances of such potential or actual claim(s) and in obtaining the names and addresses of the injured parties and all available witnesses. S&P Indemnitee agrees to cooperate with and authorize NTI to control the defense of such claim(s) (including all decisions as to legal counsel, litigation, settlement, and appeal). No S&P Indemnitee or S&P Agents (approved in accordance herewith) shall compromise or settle any claim(s) without the prior written approval of NTI.

(6)	NTI shall pay within 15 working days to the S&P account, following receipt of corresponding S&P invoices and supporting bills (for pass-through costs) electronically, or by other mail delivery. Each S&P invoice will be sent to the following e-mail address:

(7)	NTI AccountsPayable@ntii.com, or if by mail to: NTI Accounts Payable, 2000 Powell St., Suite 800, Emeryville, CA.

(8)	Invoices will be submitted as work is performed and invoices submitted will reference the Sections of the “Tasks” in the Revised Cost estimation Phase III studies at Appendix A.

§ 4

Compensation, Payments, and Payments Schedule

Details of compensation, payment, and payment schedule are defined in the Appendices A, B & C, which are an integral part of this Consultancy Services Agreement.

§ 5

Intellectual Property

(1)	All information, know-how, or results developed or obtained in connection with the Projects shall become the exclusive property of NTI and NTI shall exclusively have the right to exploit such information or know-how, including but not limited to publishing and/or applying for any intellectual property rights.

(2)	Notwithstanding anything to the contrary set forth herein, upon the expiration or termination of this Agreement, S&P shall transfer, assign, and make available to NTI, if NTI so requests, all property and materials in S&P’s possession or control belonging to NTI including, without limitation, the right, title, and interest in and to the Inventions and patent applications and patents thereon. S&P shall (and at NTI’s reasonable expense) cooperate in obtaining the consents of third parties in interest, if any. S&P shall provide NTI with data needed from the sites for the assesment of efficacy and tolerability of the study compound.

(3)	This Paragraph 5 shall survive indefinitely after the termination or expiry of this Agreement.

§ 6

Confidentiality

(1)	S&P shall cause its employees to hold in strict confidence and not use for any purpose other than the Projects or disclose to any third party any confidential information obtained in connection with the Projects. The term “confidential information” shall mean any facts and circumstances of any kind which are not known (or do not become known) publicly, including know-how and other business secrets as well as the existence and terms of this Agreement, without the prior written consent of NTI.

(2)

S&P agrees to obtain from each Study/ies Subject at the time of enrollment in the Study/ies a signed Authorization that satisfies the requirements of the applicable personal data privacy standards. S&P agrees to give timely notice to NTI of a site’s failure to obtain a subject’s signed Authorization at the time of enrollment. With regard to the processing of personal data, S&P will ensure that any laws, regulations, or directives that relate to data privacy will be followed with regard to such portions of the Study/ies which will be conducted within the jurisdiction of those rules.

(3)	The foregoing shall not apply to confidential information which is or becomes lawfully known to the public or which is required to be disclosed to a third party by court order or an order of a governmental authority.

(4)	NTI shall commit its employees to keep in strict confidence specific know-how and details of the organization and of employees of S&P. Such information may however be disclosed to NTI’s affiliate. Subsection (2) above shall apply correspondingly. NTI shall keep all information related to S&P’s structure, SOPs, employees and/or Agents, their CVs, etc. confidential. NTI shall not disclose such information to any third party, including SCIREX, without the written approval of S&P.

(5)	This Paragraph 6 shall survive indefinitely after the termination or expiry of this Agreement.

§ 7

Term, Termination

(1)	This Agreement shall become effective as of the date of the last signature to this Agreement and shall remain in force until completion and acceptance of the Projects by NTI unless terminated in accordance with this Agreement.

(2)	This Agreement may be terminated by NTI for any reason and at any time upon thirty (30) days written notice to S&P.

(3)	However, any costs, proven to have been caused by the conduct of the Study/ies for S&P up to the point at which the termination became effective and future costs which cannot reasonably be avoided until the correct completion of the terminated Study/ies according to ICH-GCP standards, shall be reimbursed.

(4)	The rights of the Parties in case of a termination for cause shall remain unaffected.

(5)	NTI shall have the right to require S&P to continue work on the Study/ies on a “phase-out” basis during and after the termination period, which has to be reimbursed on a time-and-material basis to S&P.

§ 8

Force Majeure

(1)	In the event a Party is unable to perform its duties and obligations under this Agreement as a direct effect of any act of God including fire, storm, explosion, war, insurrection, embargo or governmental prohibition, or any other reason beyond the reasonable control of such Party and not in force or to be expected at the time of entering into this Agreement (Force Majeure), it shall promptly notify the respective other Party of such inability or expected inability stating the reason and shall use all reasonable steps to remedy the effects of such reason. Notification shall be made in writing to the addresses identified in Section 9 of this agreement or by any other means of communication available and confirmed in writing to the addresses identified in Section 9 of this agreement.

(2)	Following receipt of such notice, the Parties’ rights and duties under this Agreement shall initially be suspended. If Force Majeure continues or is expected to continue for period in excess of 2 months, the Parties shall negotiate in good faith the actions to be taken and, if required, amend the terms of this Agreement or the Projects as required to mitigate the effect of the inability to perform.

(3)	If the Parties are unable to agree on an amendment to the Projects within a period of 2 months following notification pursuant to subsection (1) above, either Party may terminate this Agreement or certain elements of the Projects directly related to Force Majeure. In this case, only work completed prior to the occurrence of the Force Majeure shall be compensated.

§ 9

Miscellaneous

(1)	All notices and other communication required or permitted hereunder shall be in writing in the English (required language for NTI) or German language, and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by e-mail or facsimile (both confirmed in writing by registered mail dispatched on the same day) to the appropriate Party at the address specified below.

If to NTI to:	David E. Levy, MD, Vice President, Clinical Development
Neurobiological Technologies, Inc., 115 River Road (Suite 171), Edgewater, NJ 07020
+1-201-941-8422 (office)
+1-866-227-6598 (beeper)

or
William McLaughlin, MS, Clinical Project Team Leader
Neurobiological Technologies, Inc.,
115 River Road (Suite 171), Edgewater, NJ 07020
+1-201-941-8522 (office)
or
Sheila B. Beckett, Clinical Trial Manager
Neurobiological Technologies, Inc.
115 River Road (Suite 171), Edgewater, NJ 07020
+1-201-941-8814 (office)
+1-201-941-8355 (fax)

If to S&P to:	Dr. Alexander Siebel, CEO
“S&P” Pharmatest Management GmbH
Hasenheide 54,
D-10967 Berlin, Germany
+49-30-692-24-25 (office)
+49 172 38 29868 (mobile)

Or to such other address or addresses as such Party may from time to time designate by written notice. Additionally, regarding all day-to-day administrative or financial issues, each Party shall appoint a person responsible.

(2)	This Agreement together with all Appendices (A, B & C) hereto supersedes any other agreement that may have been made or entered into by the Parties relating to the Projects.

(3)	This Agreement, together with all Appendices (A, B & C) sets forth all of the promises, agreements, understandings, covenants, warranties, and representations by and among the Parties and there are no other promises, agreements, understandings, covenants, warranties, or representations, oral or written, express or implied, between them with respect to the subject matter addressed herein. This Agreement, together with the Appendices, is intended by the Parties to be an integration of any and all prior agreements and understandings, oral or written, with respect to the subject matter addressed herein.

(4)	It is agreed that this Agreement is deemed to be consummated in the State of California, U.S.A., and that the terms and provisions of this Agreement shall be construed and interpreted pursuant to the laws of California, without regard to the conflict of laws rules or principles thereof. The state or federal courts located in the State of California are the agreed-upon forum for the resolution of all disputes hereunder, and the Parties, their officers, and employees hereby consent to (i) the jurisdiction and venue of the aforesaid courts for the purpose of resolving all such disputes and (ii) service of process by registered mail, return receipt requested, or any other manner consistent with federal or California law.

(5)	Any amendment to this Agreement or the Appendices hereto shall be in writing. This shall also apply to a waiver of this written form requirement. The term “writing” shall not include the verbal statements of one of the parties reflected in the confirmation letter of the other party.

(6)	In the event that one or more provisions of this Agreement should be invalid or if this Agreement should be incomplete, the validity of the other provision of this Agreement shall not be affected thereby. In such case, the invalid or incomplete provision shall be deemed replaced by such valid provision or by such provision completing this Agreement which is or which is commensurate with the commercial intent of this Agreement as of the date hereof.

- NTI - Neurobiological Technologies, Inc.. 115 River Road (Suite 171) Edgewater, NJ 07020, USA Date 16 Feb 2006		- S&P - “S&P” Pharmatest Management GmbH Hasenheide, 54 D-10967 Berlin, Germany Date 01. Feb. 2006

Signature	/s/ Illegible	Signature	/s/ Alexander Siebel

Date	FEB 14, 2006		Dr. Alexander Siebel S & P Pharmatest Management GmbH Hasenheide 54 10967 Berlin Tel.: 030 / 692 24 25 Fax: 030 / 693 75 00
Signature	/s/ Illegible
VP & VFO

APPENDIX A(1)

Revised Cost estimation Phase III studies:

NTI-ASP-0502 and NTI-ASP-0503 (Based on 350 patients in 35 sites)

23th December 2005 (R01 FebO6)

General Assumptions
Study Phase	III

Number of investigation sites with pre-study qualification visits	approx. 35

Number of patients randomised	350

Countries of enrolment	Germany, Switzerland, Netherlands, UK, Scotland, Czech, Poland, Russia, Austria

Recruitment period per protocol	max. 17 month

Clinical duration	90 days

Pre-study monitoring visit	1 per center

On-site initiation monitoring visit	1 per center

On-site interim monitoring visit in active recruiting sites	high recruitment: app. 3-4 weekly interval, with a call weekly low recruitment: app. 6-8 weekly interval, with a call weekly

On-site close out monitoring visit	1 per center

Number of CRAs/Monitors	6

Number of project managers	2 - 3

Number of project leaders (CRO)	1

Appendix A(2)

Revised Cost estimation Phase III studies:

NTI-ASP-0502 and NTI-ASP-0503 (Based on 350 patients in 35 sites)

24th December 2005 (R01 FebO6)

I	Task S & P	Total EUR
1	StudyStart Up Activities incl.	197,000.00

1-1	Conduct Pre-initiation Visits and Reports after signature of this agreement, if necessary
1-2	Negotiate Investigator Contracts
1-3	EC-paperwork
1-4	Submit EC
1-5	Validate Pre-Study Documents for the site
1-6	Set Up Investigator Files
1-7	Adapt US Investigator Operations Manual to European Use if necessary
1-8	Prepare/Ship Investigator Regulatory Binders
1-9	Regulatory Support (SAE-reporting to IRB’s)

2	Project Management Activities incl.	461,000.00

2-1	Provide Project Management and Support
2-2	Conduct Internal Project Team Meetings and Training
2-3	Coordination w/ other involved parties (Amb., Drug Courier, Lab, etc)
2-4	Archive All Electronic and Paper Documentation

3	Monitoring and Site Management-Activities incl.	1,119,000.000

3-1	Conduct Initiation Visit at Each Site
3-2	Conduct Monitoring Visits (approx 1 / site / month for active sites)
3-3	Maintain Telephone Contacts with Study Sites and other involved parties (approx 1 / site / week, if necessary)
3-4	Provide Written Monitoring and Status Reports to Sponsor (At intervals of 5-6 weeks, approx.EUR 300,00 each)
3-5	Conduct close out visits
3-6	Perform Drug Accountability Audit
3-7	Provide Close out Report
3-8	Return Completed CRFs and Query Records to Sponsor
3-9	Complete queries with the sites

4	Medical Compliance Management Activities incl.	112,00.00

4-1	SAE Management (Forwarding narratives to Sponsor and managing follow-up questions)

5	Internal Quality Assurance	36,00.00

	Total costs for 350 patients *	1,925,000.00
	Total costs per patient *	5,500.00

	Discount per patient	500.00
	Discount total	175,000.00

	Total discount price per patient* in EUR plus VAT	5,000.00
	Total discount price for 350 patients* in EUR plus VAT	1,750,000.00

*	The cost calculation based on 350 patients in 35 sites.

*	The costs in EUR do not include VAT.

*	Costs for additional services, additional patients, additional centers and additional countries will be charged on time and material basis.

*	Invoices will be accompanied by a statement from S&P’s accountant describing and confirming actual work performed.

Appendix A(3)

Revised Cost estimation Phase III studies:

NTI-ASP-0502 and NTI-ASP-0503 (Based on 350 patients in 35 sites)

23th December 2005

II A	Pass through costs NTI ASP-0503 will be charged on time and material basis plus VAT	Estimated costs

1	Total Investigator fees	NTI to be invoiced by site

2	Patient transportation by municipal ambulance	NTI to be invoiced by site

3	Travel costs	approx. 300-1.000 EUR per day

4	Translations Costs	approx. 1-1,50 EUR per standard lines

5	Fees for ethic committee	approx. 1.000-1.500 EUR per site

6	Shipment and courier costs	approx. 50-120 EUR per shipment

7	Investigator Meeting (Organization and conduct)	approx. 1.800 EUR per participant

8	Communication costs: S&P with sites and other involved parties	approx. 2.500-4.000 EUR per monthly

9	Project meeting costs	approx.500EUR per attendee+hotel per day

II B	Pass through costs NTI ASP-0502 will be charged on time and material basis plus VAT	Estimated costs

1	Total Investigator fees	NTI to be invoiced by site

2	Patient transportation by municipal ambulance	NTI to be invoiced by site

3	Travel costs	approx. 300-1.000 EUR per day

4	Translations Costs	approx. 1-1,50 EUR per standard lines

5	Fees for ethic committee	approx. 1.000-1.500 EUR per site

6	Shipment and courier costs	approx. 50-120 EUR per shipment

7	Investigator Meeting (Organization and conduct)	single meeting for 0502/0503

8	Communication costs: S&P with sites and other involved parties	approx. 2.500-4.000 EUR per monthly

9	Project meeting costs	approx.500EUR per attendee+hotel per day

Invoices for pass-through expenses will be accompanies by back-up documentation (e.g., relevant receipts).

Appendix B

Payment schedule for “S&P” Consultancy Services

In consideration of the work contracted to “S&P” Pharmatest pursuant to this agreement, NTI shall pay “S&P” a total amount in Euro 1.750.000,00 plus VAT, which is based on the enrollment of 350 patients.

All payments shall be made on a pro rata basis in accordance with and described in the following payment schedule.

Modifications concerning the sample size will be adjusted accordingly.

Payment schedule:

- EUR	350.000,00	1 invoice upon signature of the contract
- EUR	50.000,00	1 invoice upon completion of 11 pre- Initiation visits
- EUR	50.000,00	1 invoice upon completion of 22 pre- Initiation visits
- EUR	50.000,00	1 invoice upon completion of all pre- Initiation visits
- EUR	180.000,00	1 invoice upon submission of the first positive ethics vote
- EUR	180.000,00	1 invoice upon initiation of the first center
- EUR	330.000,00	1 invoice upon enrollment of the first patient
- EUR	350.000,00	divided into 70 invoices 5.000,00 EUR each upon enrollment of every new 5 patients
- EUR	150.000,00	1 invoice upon CRF completion
- EUR	60.000,00	1 invoice query completion

Invoices will be accompanied by a statement from “S&P” Pharmatest’s accountant describing and confirming the actual work performed for that milestone payment.

Investigator grants, negotiated by S&P on behalf of NTI, and to be agreed with the investigators and NTI, shall be paid directly to the investigative sites by NTI.

These costs are not included in the payment schedule of “S&P” Pharmatest’s Consultancy Services and the payment schedule of pass-through costs for travelling and communication Consultancy Services.

Payment on S&P invoices shall be made within 15 working days following the receipt of “S&P” Pharmatest’s invoice by NTI to the following account:

Deutsche Bank AG

Account No: 5674080

Bank Code: 10070000

APPENDIX C

Pass-through costs for travelling expenses and communication services:

Payment schedule:

•	Down payment of Euro 100.000,00

•	Monthly payments of Euro 12.000,00 during the curse of the Study/ies, payments to be made up to but not exceeding the cumulative amount of actual “Pass-through” costs actually incurred at any point in time.

•	All actual pass-through costs for travelling expenses and communication Consultancy Services shall be credited against the down-payment. If the actual pass-through costs—for the above mentioned Consultancy Services - get higher than the down payment, NTI has to reimburse the difference to “S&P” Pharmatest Management GmbH.

Payment shall be made within 15 working days following the receipt of “S&P” Pharmatest’s invoice by NTI to the following account:

Deutsche Bank AG

Account No: 5674080

Bank Code 10070000

Reimbursement Policy:

1. Arrangements should be made in sufficient time to take advantage of time-related discounts. This especially applies to discounts offered for reservations made at least seven days in advance, whenever possible. Air travel by S&P for NTI business should be at “economy” class for all flights under 5 hours, and business class for flights in excess off 5 hours. Dr. Siebel can fly business class at all times.

2. Transportation between an airport and Institution, employee home or office should be accomplished in a reasonably cost effective manner (e.g. taxi)

3. Hotel reservations should be made at “business class” hotels within a reasonable distance from the location at which business will be conducted. “Business class” hotels in most cities should not exceed $250,00 per day. This may be difficult in some countries and cities as the U.K., Switzerland and Russia (e.g., London, Zurich, Moscow or St. Petersburg and other Russian cities where centers are located and the hotels might be more expensive). However, whenever possible, reasonable accomodations should be secured in most areas within this price.

4. Automobile rentals should be made in the compact or mid-size car class. Larger vehicles may only be utilized during periods of special discount rates (e.g., same as normal mid-size rate). The agent should be asked for the least expensive on-location vendor for that market. Costs between vendors vary from city to city and significant savings may be realized by using different vendors in different markets. Automobile rental costs should be considered versus the cost of a taxi, particularly for the same day trips.

5. Reasonable meal expenditures will be reimbursed and approved (with an upper limit of approximately $80,00 per day). This per diem should be prorated accordingly for individuals working less than one full day. The per diem allowance may not be accumulated from day to day.

6. Employees may offer to pay for meals with Investigators and/or study staff. This should be done with discretion and not on a routine basis. When entertaining, employees are expected to exercise good judgement in choosing restaurants in order to keep meal expenditures within reasonable limits.

7. Distance telephone calls per day of a reasonable duration to the United States and also from, to and within the following countries: Germany, Russia, Czech Republic, Poland, Netherlands, Belgium, Austria, Switzerland, Italy, the UK, Scotland will be reimbursed.

All S&P’s business telephone calls related to the projects will also be reimbursed.

8. Shows, movies, servi-bar, and other sources of personal entertainment will not be reimbursed.

9. Incidental expenses of a personal nature will not be reimbursed, except when mandated due to status (e.g., snowed in). Reasonable laundry expenses will be reimbursed when on business for NTI for at least three consecutive days.

NOTE: This list details major items but is not all inclusive. All expenses should be accompanied with original appropriate receipts. Expenses may be reviewed in order to determine their compliance and reasonableness.